Exhibit 4.2

NEW RUIPENG PET GROUP INC.

NUMBER	ORDINARY SHARES

Incorporated under the Laws of the Cayman Islands

Share capital is US$250,000.00 divided into

250,000,000,000 Ordinary Shares, par value of US$0.000001 each

THIS IS TO CERTIFY that                                                           is the registered holder of                                                               Shares in the above-named Company subject to the                      Amended and Restated Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the

Director